Exhibit 10.17

SECURITY AGREEMENT

LAURUS MASTER FUND, LTD.

IWT TESORO CORPORATION

and

INTERNATIONAL WHOLESALE TILE INC.

Dated: August 25, 2005

TABLE OF CONTENTS

1.	General Definitions and Terms; Rules of Construction

2.	Loan Facility

3.	Repayment of the Loans

4.	Procedure for Loans

5.	Interest and Payments

6.	Security Interest

7.	Representations, Warranties and Covenants Concerning the Collateral

8.	Payment of Accounts

9.	Collection and Maintenance of Collateral

10.	Inspections and Appraisals

11.	Financial Reporting

12.	Additional Representations and Warranties

13.	Covenants

14.	Further Assurances

15.	Representations, Warranties and Covenants of Laurus

16.	Power of Attorney

17.	Term of Agreement

18.	Termination of Lien

19.	Events of Default

20.	Remedies

21.	Waivers

22.	Expenses

23.	Assignment By Laurus

i

24.	No Waiver; Cumulative Remedies

25.	Application of Payments

26.	Indemnity

27.	Revival

28.	Borrowing Agency Provisions

29.	Notices

30.	Governing Law, Jurisdiction and Waiver of Jury Trial

31.	Limitation of Liability

32.	Entire Understanding; Maximum Interest

33.	Severability

34.	Survival

35.	Captions

36.	Counterparts; Telecopier Signatures

37.	Construction

38.	Publicity

39.	Joinder

40.	Legends

ii

LIST OF EXHIBITS

Exhibit A	Eligible Subsidiaries

LIST OF SCHEDULES

Schedule 1(A)	Commercial Tort Claims
Schedule 2	Liens
Schedule 7(c)	Actions Regarding Collateral
Schedule 7(p)	Accounts
Schedule 12(b)	Subsidiaries
Schedule 12(c)	Capitalization
Schedule 12(e)	Liabilities
Schedule 12(f)	Agreements; Action
Schedule 12(g)	Obligations to Related Parties
Schedule 12(i)	Title to Properties and Assets, Liens, Etc.
Schedule 12(l)	Litigation
Schedule 12(m)	Tax Returns; Payments
Schedule 12(n)	Employee Bargaining Agreements
Schedule 12(o)	Registration Rights and Voting Rights
Schedule 12(q)	Environmental
Schedule 12(u)	SEC Reports and Financial Statements
Schedule 12(aa)	Company Name; Locations of Offices, Records and Collateral
Schedule 13(l)(i)	Required Approvals

iii

SECURITY AGREEMENT

This Security Agreement is made as of August 25, 2005 by and among LAURUS MASTER FUND, LTD., a Cayman Islands corporation (“Laurus”), IWT TESORO CORPORATION, a Nevada corporation (“the Parent”), and each party listed on Exhibit A attached hereto (each an “Eligible Subsidiary” and collectively, the “Eligible Subsidiaries”) the Parent and each Eligible Subsidiary, each a “Company” and collectively, the “Companies”).

BACKGROUND

The Companies have requested that Laurus make advances available to the Companies; and

Laurus has agreed to make such advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1.                                       General Definitions and Terms; Rules of Construction.

(a)                                  General Definitions.  Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

(b)                                 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

(c)                                  UCC Terms.  The following terms have the meanings given to them in the UCC and terms used in this Agreement without definition that are defined in the UCC, shall have the meanings given to them in the UCC: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health Care Insurance Receivables, Inventory, Investment Property, Instruments, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Software and Supporting Obligations.

(d)                                 Rules of Construction.  All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement.  The words “herein”, “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The term “or” is not exclusive.  The term “including” (or any form thereof) shall not be limiting or exclusive.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement.  All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

2.                                       Loan Facility.

(a)                                  Loans.

(i)                                     Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus may make loans (the “Loans”) to Companies from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) (I) the Capital Availability Amount minus (II) such reserves as Laurus may reasonably in its good faith judgment deem proper and necessary from time to time (the “Reserves”) and (y) an amount equal to (I) the Borrowing Base minus (II) the Reserves.  The amount derived at any time from Section 2(a)(i)(y)(I) minus 2(a)(i)(y)(II) shall be referred to as the “Formula Amount.”  The Companies shall, jointly and severally, execute and deliver to Laurus on the Closing Date the Revolving Note and a Minimum Borrowing Note evidencing $3,000,000 of the Loans funded on the Closing Date.  From time to time thereafter, the Companies shall jointly and severally execute and deliver to Laurus immediately prior to the final funding of each additional $2,000,000 tranche of Loans allocated to any Minimum Borrowing Note issued after the date hereof (calculated on a cumulative basis for each such tranche) an additional Minimum Borrowing Note evidencing such tranche, substantially in the form of the Minimum Borrowing Note delivered by the Companies to Laurus on the Closing Date.  Notwithstanding anything herein to the contrary, whenever during the Term the outstanding balance on the Minimum Borrowing Note shall be less than the Minimum Borrowing Amount (such amount being referred to herein as the “Transferable Amount”) to the extent that the outstanding balance on the Revolving Note should equal or exceed $2,000,000, that portion of the balance of the Revolving Note that exceeds $2,000,000, but does not exceed the Transferable Amount, shall be segregated from the outstanding balance under the Revolving Note and allocated to and aggregated with the then existing balance of the next unissued serialized Minimum Borrowing Note (the “Next Unissued Serialized Note”); provided that such segregated amount shall remain subject to the terms and conditions of such Revolving Note until a new serialized Minimum Borrowing Note is issued as set forth below.  The Next Unissued Serialized Note shall remain in book entry form until the balance thereunder shall equal the Minimum Borrowing Amount, at which time a new serialized Minimum Borrowing Note in the face amount equal to the Minimum Borrowing Amount will be issued and registered as set forth in the Registration Rights Agreement (and the outstanding balance under the Revolving Note shall at such time be correspondingly reduced in the amount equal to the Minimum Borrowing Amount as a result of the issuance of such new serialized Minimum Borrowing Note).

(ii)                                  Notwithstanding the limitations set forth above, if requested by any Company, Laurus retains the right to lend to such Company from time to time such amounts in excess of such limitations as Laurus may determine in its sole discretion and in the case of Loans made by Laurus with the actual knowledge that such Loan exceeds such limitations and which are not protective in nature, on such terms and conditions mutually agreed to among Laurus and Companies.

(iii)                               If any interest, fees, costs or charges payable to Laurus hereunder are not paid when due, each of the Companies shall thereby be deemed to have requested, and Laurus is hereby authorized at its discretion to make and charge to the Companies’ account, a Loan as of such date in an amount equal to such unpaid interest, fees, costs or charges.

(iv)                              If any Company at any time fails to perform or observe any of the covenants contained in this Agreement or any Ancillary Agreement, Laurus may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Company (or, at Laurus’ option, in Laurus’ name) and may, but need not, take any and all other actions which Laurus may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments).  The amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by Laurus in connection with or as a result of the performance or observance of such agreements or the taking of such action by Laurus shall be charged to the Companies’ account as a Loan and added to the Obligations.  To facilitate Laurus’ performance or observance of such covenants by each Company, each Company hereby irrevocably appoints Laurus, or Laurus’ delegate, acting alone, as such Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Company any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Company.

(v)                                 Laurus will account to Company Agent monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Laurus shall be deemed final, binding and conclusive unless Laurus is notified by Company Agent in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

(vi)                              During the Term, the Companies may borrow and prepay Loans in accordance with the terms and conditions hereof.

(b)                                 Minimum Borrowing Amount.  After a registration statement registering the Registrable Securities has been declared effective by the SEC, conversions of the Minimum Borrowing Amount into the Common Stock may be initiated as set forth in the respective Minimum Borrowing Note.  From and after the date upon which any outstanding principal of the Minimum Borrowing Amount (as evidenced by the first Minimum Borrowing Note) is converted into Common Stock (the “First Conversion Date”), (i) corresponding amounts of all outstanding

Loans (not attributable to the then outstanding Minimum Borrowing Amount) existing on or made after the First Conversion Date will be aggregated in accordance with Section 2(a)(i) and (ii) the Companies will issue a new (serialized) Minimum Borrowing Note to Laurus in accordance with Section 2(a)(i), and (iii) the Parent shall prepare and file a subsequent registration statement with the SEC to register such subsequent Minimum Borrowing Note as set forth in the Registration Rights Agreement.

3.                                       Repayment of the Loans.  The Companies (a) may prepay the Obligations from time to time in accordance with the terms and provisions of the Notes (and Section 17 hereof if such prepayment is due to a termination of this Agreement); (b) shall repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loans together with accrued and unpaid interest, fees and charges and; (ii) all other amounts owed Laurus under this Agreement and the Ancillary Agreements; and (c) subject to Section 2(a)(ii), shall repay on any day on which the then aggregate outstanding principal balance of the Loans are in excess of the Formula Amount at such time, Loans in an amount equal to such excess. Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

4.                                       Procedure for Loans.  Company Agent may by written notice request a borrowing of Loans prior to 12:00 noon (New York time) on the Business Day of its request to incur, on the next Business Day, a Loan.  Together with each request for a Loan (or at such other intervals as Laurus may request), Company Agent shall deliver to Laurus a Borrowing Base Certificate which shall be certified as true and correct by the Chief Executive Officer or Chief Financial Officer of Company Agent together with all supporting documentation relating thereto.  All Loans shall be disbursed from whichever office or other place Laurus may designate from time to time and shall be charged to the Companies’ account on Laurus’ books.  As an accommodation, Laurus may permit facsimile requests for a Loan or facsimile transmittal of instructions, authorizations, agreements or reports to Laurus provided that the originals thereof are delivered to Laurus within one (1) Business Day of any transmission by facsimile.  If Laurus permits any such means of communication by any Company, unless Company Agent specifically directs Laurus in writing not to accept or act upon facsimile communications from such Company, Laurus shall have no liability to any Company for any loss or damage suffered by any Company as a result of Laurus honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it by facsimile and purporting to have been sent to Laurus by any Company, and Laurus shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  The proceeds of each Loan made by Laurus shall be made available to Company Agent on the Business Day following the Business Day so requested in accordance with the terms of this Section 4 by way of credit to the applicable Company’s operating account maintained with such bank as Company Agent designated to Laurus.  Any and all Obligations due and owing hereunder may be charged to the Companies’ account and shall constitute Loans.

5.                                       Interest and Payments.

(a)                                  Interest.

(i)                                     Except as modified by Section 5(a)(iii) below, the Companies shall jointly and severally pay interest at the Contract Rate on the unpaid principal balance of each Loan until such time as such Loan is collected in full in good funds in dollars of the United States of America.

(ii)                                  Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days.  At Laurus’ option, Laurus may charge the Companies’ account for said interest.

(iii)                               Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate shall automatically be increased as set forth in the Notes (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.  The Contract Rate will not increase to the Default Rate until any applicable grace period has elapsed with respect to such Event of Default.

(iv)                              In no event shall the aggregate interest payable hereunder exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”), and if any provision of this Agreement or any Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

(v)                                 The Companies shall jointly and severally pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

(b)                                 Payments; Certain Closing Conditions.

(i)                                     Closing/Annual Payments.  Upon execution of this Agreement by each Company and Laurus, the Companies shall jointly and severally pay to Laurus Capital Management, LLC a closing payment in an amount equal to three and nine-tenths percent (3.90%) of the Capital Availability Amount.  Such payment shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(ii)                                  Overadvance Payment.  Without affecting Laurus’ rights hereunder in the event the Loans exceed the Formula Amount (each such event, an “Overadvance”), all such Overadvances shall bear additional interest at a rate equal to five percent (5%) per annum above the Contract Rate for all times such amounts shall be in excess of the Formula Amount.  All amounts that are incurred pursuant to this Section 5(b)(iii) shall be due and payable by the Companies monthly, in arrears, on the first business day of each calendar month and upon expiration of the Term.

(iii)                               Financial Information Default.  Without affecting Laurus’ other rights and remedies, in the event any Company fails to deliver the financial information required by Section 11 on or before the date required by this Agreement, the Companies shall jointly and severally pay Laurus an aggregate fee in the amount of $250.00 per week (or portion thereof) for each such failure until such failure is cured to Laurus’ satisfaction or waived in writing by Laurus.  All amounts that are incurred pursuant to this Section 5(b)(iv) shall be due and payable by the Companies monthly, in arrears, on the first business of each calendar month and upon expiration of the Term.

(iv)                              Expenses.  The Companies shall jointly and severally reimburse Laurus for its expenses (including reasonable legal fees and expenses) incurred in connection with the preparation and negotiation of this Agreement and the Ancillary Agreements, and expenses incurred in connection with Laurus’ due diligence review of each Company and its Subsidiaries and all related matters.  Amounts required to be paid under this Section 5(b)(v) will be paid on the Closing Date.

6.                                       Security Interest.

(a)                                  To secure the prompt payment to Laurus of the Obligations, each Company hereby assigns, pledges and grants to Laurus a continuing security interest in and Lien upon all of the Collateral.  All of each Company’s Books and Records relating to the Collateral shall, until delivered to or removed by Laurus, be kept by such Company in trust for Laurus until all Obligations have been paid in full.  Each confirmatory assignment schedule or other form of assignment hereafter executed by each Company shall be deemed to include the foregoing grant, whether or not the same appears therein.

(b)                                 Each Company hereby (i) authorizes Laurus to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets and personal property of such Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Laurus to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof.  Each Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Laurus and agrees that it will not do so without the prior written consent of Laurus, subject to such Company’s rights under Section 9-509(d)(2) of the UCC.

(c)                                  Each Company hereby grants to Laurus an irrevocable, non-exclusive license (exercisable upon the termination of this Agreement due to an occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Company) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Company, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the termination of this Agreement and the payment in full of all Obligations.

7.                                       Representations, Warranties and Covenants Concerning the Collateral.  Each Company represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Loan and made as of the time of each and every Loan hereunder) and covenants as follows:

(a)                                  all of the Collateral (i) is owned by it free and clear of all Liens (including any claims of infringement) except those in Laurus’ favor and Permitted Liens and (ii) except for the Working Capital Lender Loan Agreement, is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b)                                 it shall not encumber, mortgage, pledge, assign or grant any Lien in any Collateral or any other assets to anyone other than Laurus and except for Permitted Liens.

(c)                                  the Liens granted pursuant to this Agreement, upon completion of the filings and other actions listed on Schedule 7(c) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to Laurus in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Laurus as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all of its creditors and purchasers and such security interest is prior to all other Liens in existence on the date hereof except for Liens in favor of the Working Capital Lender.

(d)                                 no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.

(e)                                  it shall not dispose of any of the Collateral whether by sale, lease or otherwise except for the sale of Inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $25,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Laurus’ security interest in at least the same priority as the Equipment disposed of or are used to repay Loans or to pay general corporate expenses, or (ii) following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to Laurus to be held as cash collateral for the Obligations.

(f)                                    it shall defend the right, title and interest of Laurus in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Laurus “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to Laurus, (ii) subject to the terms of the

Intercreditor Agreement the prompt (but in no event later than five (5) Business Days following Laurus’ request therefor) delivery to Laurus of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Laurus’ interest in Collateral at Laurus’ request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve its and/or Laurus’ respective and several interests in the Collateral.

(g)                                 it shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify Laurus of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Laurus, it shall enter into a supplement to this Agreement granting to Laurus a Lien in such commercial tort claim.

(h)                                 it shall place notations upon its Books and Records and any of its financial statements to disclose Laurus’ Lien in the Collateral.

(i)                                     if it retains possession of any Chattel Paper or Instrument with Laurus’ consent, upon Laurus’ request such Chattel Paper and Instruments shall be marked with the following legend:  “This writing and obligations evidenced or secured hereby are subject to the security interest of Laurus Master Fund, Ltd.” Notwithstanding the foregoing, upon the reasonable request of Laurus and subject to the terms of the Intercreditor Agreement, such Chattel Paper and Instruments shall be delivered to Laurus.

(j)                                     it shall perform in a reasonable time all other steps requested by Laurus to create and maintain in Laurus’ favor a valid perfected first Lien in all Collateral subject only to Permitted Liens.

(k)                                  it shall notify Laurus promptly and in any event within three (3) Business Days after obtaining knowledge thereof (i) of any event or circumstance that, to its knowledge, would cause Laurus to consider any then existing Account and/or Inventory as no longer constituting an Eligible Account, Eligible Extended Term Account or Eligible Inventory, as the case may be; (ii) of any material delay in its performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by it to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral.

(l)                                     all Eligible Accounts and Eligible Extended Term Accounts (i) represent complete bona fide transactions which require no further act under any circumstances on its part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, future contingent offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of such Company.  It has not made, nor will it make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by it in the ordinary course of its business consistent with historical practice and as previously disclosed to Laurus in writing.

(m)                               it shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved.  It shall not permit any such items to become a Fixture to real estate or accessions to other personal property.

(n)                                 it shall maintain and keep all of its Books and Records concerning the Collateral at the locations listed in Schedule 12(aa).

(o)                                 Except for Inventory which is in transit in the ordinary course of business, motor vehicles, sales of Inventory in the ordinary course of business and dispositions of Equipment permitted by Section 7(e) of this Agreement, it shall maintain and keep the tangible Collateral at the addresses listed in Schedule 12(aa), provided, that (i) it may change such locations or open a new location, provided that it provides Laurus at least ten (10) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location where Collateral having a value of more than $150,000 will be located, it executes and delivers to Laurus such agreements deemed reasonably necessary or prudent by Laurus, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance satisfactory to Laurus, to adequately protect and maintain Laurus’ security interest in such Collateral.

(p)                                 Schedule 7(p) lists all banks and other financial institutions at which it maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  It shall not establish any depository or other bank account with any financial institution (other than the accounts set forth on Schedule 7(p)) without Laurus’ prior written consent.

(q)                                 All Inventory manufactured by it in the United States of America shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto or promulgated thereunder.

8.                                       Payment of Accounts.

(a)                                  Each Company will deposit all payments it receives with respect to Accounts and other Collateral into a blocked account maintained by such Company (the “Blocked Accounts”) with a bank or such other financial institution accepted by Laurus in writing as may be selected by such Company (the “Blocked Account Bank”) pursuant to the terms of the certain agreements among one or more Companies, Working Capital Lender and the Blocked Account Bank.  Each Company, if requested by Laurus, shall and shall cause the Blocked Account Bank to enter into all such documentation acceptable to Laurus pursuant to which, among other things, the Blocked Account Bank agrees to:  (a) sweep the Blocked Account on a daily basis to an account designated by Working Capital Lender or Laurus in writing and (b) comply only with the instructions or other directions of Working Capital Lender or Laurus concerning the Blocked Account.  Until amounts received by such Company are remitted as required above, such Company shall hold all such payments in trust for and as the property of Laurus and shall not commingle such payments with any of its other funds or property.

(b)                                 Subject to the terms of the Intercreditor Agreement, at Laurus’ election, following the occurrence of an Event of Default which is continuing, Laurus may notify each Company’s Account Debtors of Laurus’ security interest in the Accounts, collect them directly and charge the collection costs and expenses thereof to Company’s and the Eligible Subsidiaries joint and several account.

9.                                       Collection and Maintenance of Collateral.

(a)                                  Laurus may verify each Company’s Accounts from time to time, but not more often than once every three (3) months, unless an Event of Default has occurred and is continuing, utilizing an audit control company or any other agent of Laurus.

(b)                                 Proceeds of Accounts received by Laurus will be deemed received on the Business Day after Laurus’ receipt of such proceeds in good funds in dollars of the United States of America to an account designated by Laurus.  Any amount received by Laurus after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.

(c)                                  As Laurus receives the proceeds of Accounts of any Company, it shall (i) apply such proceeds, as required, to amounts outstanding under the Notes, and (ii) remit all such remaining proceeds (net of interest, fees and other amounts then due and owing to Laurus hereunder) to Company Agent (for the benefit of the applicable Companies) upon request (but no more often than twice a week).  Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, Laurus, at its option, may (a) apply such proceeds to the Obligations in such order as Laurus shall elect, (b) hold all such proceeds as cash collateral for the Obligations and each Company hereby grants to Laurus a security interest in such cash collateral amounts as security for the Obligations and/or (c) do any combination of the foregoing.

10.                                 Inspections and Appraisals.  At all times during normal business hours, Laurus, and/or any agent or representative of Laurus shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of the properties of Parent and each of its Subsidiaries and the Collateral, (b) inspect, audit and copy (or take originals if necessary) and make extracts from the Books and Records of Parent and each of its Subsidiaries, including management letters prepared by the Accountants, and (c) discuss with the directors, principal officers, and independent accountants of Parent and each of its Subsidiaries, such Person’s business, assets, liabilities, financial condition, results of operations and business prospects; provided that absent the occurrence of a Default or an Event of Default, such inspections shall be limited to three times during each year of term of this Agreement.  Each Company and each of its Subsidiaries will deliver to Laurus any instrument necessary for Laurus to obtain records from any service bureau maintaining records for such Company and its Subsidiaries.  If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to Laurus, Laurus may request that the Accountants review the same.  Notwithstanding the foregoing, no Company nor any of its Subsidiaries shall provide any material, non-public information to Laurus unless Laurus signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

11.                                 Financial Reporting.  Company Agent will deliver, or cause to be delivered, to Laurus each of the following, which shall be in form and detail acceptable to Laurus:

(a)                                  not later than one hundred twenty (120) days after the close of each fiscal year of the Parent, unqualified, audited financial statements of Parent and each of its Subsidiaries as of the end of such year, on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Company but acceptable to Laurus (the “Accountants”) (except for a qualification for a change in accounting principles with which the Accountant concurs);

(b)                                 not later than thirty (30) days after the end of each month hereafter, including the last month of Parent’s fiscal year, unaudited, interim financial statements of Parent and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a consolidated and consolidating basis, certified by the Chief Financial Officer of Parent as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Parent and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain footnote disclosures;

(c)                                  promptly upon Laurus’ request, but in any event, on the second full Business Day of each week, a Borrowing Base Certificate for the previous week, which includes a weekly report of sales, credits and collections of each Company;

(d)                                 not later twenty (20) days after the end of each month (a) a reconciliation of Accounts, (b) an aging of accounts receivable, and accounts payable, and (c) inventory report in form and detail satisfactory to Laurus;

(e)                                  promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Parent has made available to its shareholders (or members, in the case of a limited liability company) and copies of any regular, periodic and special reports or registration statements which Parent files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f)                                    promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each plan subject to ERISA;

(g)                                 such other data and information (financial and otherwise) as Laurus, from time to time, may reasonably request, bearing upon or related to the Collateral or Parent’s and each of its Subsidiaries’ financial condition or results of operations; and

(h)                                 not later than fifteen (15) days after the close of each fiscal quarter of Parent, the policy date review sheets with respect to the life insurance policies taken as collateral by the Laurus, which policy date review sheets shall contain such information as required by Laurus.

Concurrently with the delivery of the financial statements described in clause (a) of this subsection, Company Agent shall forward to Laurus a copy of the accountants’ letter to Parent’s management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Laurus a certificate of the Accountants certifying to Laurus that, based upon their examination of the financial statements of Parent and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Laurus, that they are aware that Laurus is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (a) and (b) of this Section 11, or more frequently if requested by Laurus, Parent shall cause to be prepared and furnished to Laurus a certificate executed by the President, Chief Executive Officer or Chief Financial Officer of Parent stating that such financial statements have been prepared in accordance with GAAP, subject in the case of interim statements, to year-end audit adjustments and whether or not to such officer’s knowledge of the occurrence of any Default or Event of Default hereunder and if so, stating in reasonable detail the facts with respect thereto.

12.                                 Additional Representations and Warranties.  Each Company hereby represents and warrants to Laurus as follows:

(a)                                  Organization, Good Standing and Qualification.  It and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  It and each of its Subsidiaries has the corporate, limited liability company or partnership, as the   case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (i) execute and deliver this Agreement and the Ancillary Agreements, (ii) to issue the Notes and the shares of Common Stock issuable upon conversion of the Notes (the “Note Shares”), (iii) to issue the Warrants and the shares of Common Stock issuable upon conversion of the Warrants (the “Warrant Shares”), and to (iv) carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted.  It and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of its direct and indirect Subsidiaries, the direct owner of each such Subsidiary and its percentage ownership thereof, is set forth on Schedule 12(b).

(c)                                  Capitalization; Voting Rights.

(i)                                     The authorized capital stock of the Parent, as of the date hereof consists of (x) 100,000,000 shares of Common Stock, par value $0.001 per share of which the number of shares set forth on Schedule 12(c) are issued and outstanding, and (y) 25,000,000 are shares of preferred stock, par value $0.001 per share of which no shares are issued and outstanding.  The authorized, issued and outstanding capital stock of each Subsidiary of each Company is set forth on Schedule 12(c).

(ii)                                  Except as disclosed on Schedule 12(c), other than:  (i) the shares reserved for issuance under the Parent’s stock option plans; and (ii) shares which may be issued pursuant to this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Parent of any of its securities.  Except as disclosed on Schedule 12(c), neither the offer or issuance of any of the Notes or the Warrants, or the issuance of any of the Note Shares or the Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Parent outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(iii)                               All issued and outstanding shares of the Parent’s Common Stock:  (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iv)                              The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Parent’s Certificate of Incorporation (the “Charter”).  The Note Shares and the Warrant Shares have been duly and validly reserved for issuance.  When issued in compliance with the provisions of this Agreement and the Parent’s Charter, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(d)                                 Authorization; Binding Obligations.  All corporate, partnership or limited liability company, as the case may be, action on its and its Subsidiaries’ part (including their respective officers and directors) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all of its and its Subsidiaries’ obligations hereunder and under the Ancillary Agreements on the Closing Date and, the authorization, issuance and delivery of the Notes and the Warrant has been taken or will be taken prior to the Closing Date.  This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party thereto, will be its and its Subsidiaries’ valid and binding obligations enforceable against each such Person in accordance with their terms, except:

(i)                                     as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(ii)                                  general principles of equity that restrict the availability of equitable or legal remedies.

The issuance of the Notes and the subsequent conversion of the Notes into Note Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.  The issuance of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(e)                                  Liabilities.  Neither it nor any of its Subsidiaries has any liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings and those liabilities listed on Schedule 12(e).

(f)                                    Agreements; Action.  Except as set forth on Schedule 12(f) or as disclosed in any Exchange Act Filings:

(i)                                     There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which it or any of its Subsidiaries is a party or to its knowledge by which it is bound which may involve:  (i) obligations (contingent or otherwise) of, or payments to, it or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, it or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from it (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of its or any of its Subsidiaries’ products or services; or (iv) indemnification by it or any of its Subsidiaries with respect to infringements of proprietary rights.

(ii)                                  Since June 30, 2005 (the “Balance Sheet Date”) neither it nor any of its Subsidiaries has:  (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its Inventory in the ordinary course of business.

(iii)                               For the purposes of subsections (i) and (ii) of this Section 12(f), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons it or any of its applicable Subsidiaries has reason to believe are affiliated therewith or with any Subsidiary thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(iv)                              The Parent maintains disclosure controls and procedures (“Disclosure Controls”) as required by the SEC for Companies of the size of the Parent designed to ensure that information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the SEC.

(v)                                 The Parent makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.  It maintains internal control over financial reporting (“Financial Reporting Controls”) as required by the SEC for entities of its size.

(vi)                              There is no weakness in any of its Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.

(g)                                 Obligations to Related Parties.  Except as set forth on Schedule 12(g), or as disclosed in any Exchange Act Filings neither it nor any of its Subsidiaries has any obligations to their respective officers, directors, stockholders or employees other than:

(i)                                     for payment of salary for services rendered and for bonus payments;

(ii)                                  reimbursement for reasonable expenses incurred on its or its Subsidiaries’ behalf;

(iii)                               for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by its and its Subsidiaries’ Board of Directors, as applicable); and

(iv)                              obligations listed in its and each of its Subsidiary’s financial statements or disclosed in any of the Parent’s Exchange Act Filings.

Except as described above or set forth on Schedule 12(g), none of its officers, directors or, to the best of its knowledge, key employees or stockholders, any of its Subsidiaries or any members of their immediate families, are indebted to it or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any Person with which it or any of its Subsidiaries is affiliated or with which it or any of its Subsidiaries has a business relationship, or any Person which competes with it or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with it or any of its Subsidiaries. Except as described above, none of its officers, directors or stockholders, or any member of their immediate families, is, directly or indirectly, interested in any material contract with it or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between it or any of its Subsidiaries and any such Person.  Except as set forth on Schedule 12(g), neither it nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

(h)                                 Changes.  Since the Balance Sheet Date, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or to any of the Ancillary Agreements, there has not been:

(i)                                     any change in its or any of its Subsidiaries’ business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii)                                  any resignation or termination of any of its or its Subsidiaries’ officers, key employees or groups of employees;

(iii)                               any material change, except in the ordinary course of business, in its or any of its Subsidiaries’ contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

(iv)                              any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)                                 any waiver by it or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(vi)                              any direct or indirect material loans made by it or any of its Subsidiaries to any of its or any of its Subsidiaries’ stockholders, employees, officers or directors, other than advances made in the ordinary course of business;

(vii)                           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(viii)                        any declaration or payment of any dividend or other distribution of its or any of its Subsidiaries’ assets;

(ix)                                any labor organization activity related to it or any of its Subsidiaries;

(x)                                   any debt, obligation or liability incurred, assumed or guaranteed by it or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(xi)                                any sale, assignment or transfer of any Intellectual Property or other intangible assets;

(xii)                             any change in any material agreement to which it or any of its Subsidiaries is a party or by which either it or any of its Subsidiaries is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xiii)                          any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(xiv)                         any arrangement or commitment by it or any of its Subsidiaries to do any of the acts described in subsection (i) through (xiii) of this Section 12(h).

(i)                                     Title to Properties and Assets; Liens, Etc.  Except as set forth on Schedule 12(i), it and each of its Subsidiaries has good and marketable title to their respective properties and assets, and good title to its leasehold interests, in each case subject to no Lien, other than Permitted Liens.

All facilities, Equipment, Fixtures, vehicles and other properties owned, leased or used by it or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 12(i), it and each of its Subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

(j)                                     Intellectual Property.

(i)                                     It and each of its Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for their respective businesses as now conducted and, to its knowledge as presently proposed to be conducted, without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to its or any of its Subsidiary’s Intellectual Property, nor is it or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(ii)                                  Neither it nor any of its Subsidiaries has received any communications alleging that it or any of its Subsidiaries has violated any of the Intellectual Property or other proprietary rights of any other Person, nor is it or any of its Subsidiaries aware of any basis therefor.

(iii)                               Neither it nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by it or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to it or any of its Subsidiaries.

(k)                                  Compliance with Other Instruments.  Neither it nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which it is a party, and the issuance of the Notes and the other Securities each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of its or any of its Subsidiary’s properties or assets or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to it or any of its Subsidiaries, their businesses or operations or any of their assets or properties.

(l)                                     Litigation.  Except as set forth on Schedule 12(l), there is no action, suit, proceeding or investigation pending or, to its knowledge, currently threatened against it or any of its Subsidiaries that prevents it or any of its Subsidiaries from entering into this Agreement or the Ancillary Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or could result in any change in its or any of its Subsidiaries’ current equity ownership, nor is it aware that there is any basis to assert any of the foregoing.  Neither it nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by it or any of its Subsidiaries currently pending or which it or any of its Subsidiaries intends to initiate.

(m)                               Tax Returns and Payments.  It and each of its Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by it and each of its Subsidiaries on or before the Closing Date, have been paid or will be paid prior to the time they become delinquent except to the extent they constitute a Permitted Lien.  Except as set forth on Schedule 12(m), neither it nor any of its Subsidiaries has been advised:

(i)                                     that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(ii)                                  of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.

Neither it nor any of its Subsidiaries has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

(n)                                 Employees.  Except as set forth on Schedule 12(n), neither it nor any of its Subsidiaries has any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to its knowledge, threatened with respect to it or any of its Subsidiaries.  Except as disclosed in the Exchange Act Filings or on Schedule 12(n), neither it nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To its knowledge, none of its or any of its Subsidiaries’ employees, nor any consultant with whom it or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, it or any of its Subsidiaries because of the nature of the business to be conducted by it or any of its Subsidiaries; and to its knowledge the continued

employment by it and its Subsidiaries of their present employees, and the performance of its and its Subsidiaries contracts with its independent contractors, will not result in any such violation.  Neither it nor any of its Subsidiaries is aware that any of its or any of its Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to it or any of its Subsidiaries.  Neither it nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.  Except for employees who have a current effective employment agreement with it or any of its Subsidiaries, none of its or any of its Subsidiaries’ employees has been granted the right to continued employment by it or any of its Subsidiaries or to any material compensation following termination of employment with it or any of its Subsidiaries.  Except as set forth on Schedule 12(n), neither it nor any of its Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with it or any of its Subsidiaries, as applicable, nor does it or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

(o)                                 Registration Rights and Voting Rights.  Except as set forth on Schedule 12(o) and except as disclosed in Exchange Act Filings, neither it nor any of its Subsidiaries is presently under any obligation, and neither it nor any of its Subsidiaries has granted any rights, to register any of its or any of its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued.  Except as set forth on Schedule 12(o) and except as disclosed in Exchange Act Filings, to its knowledge, none of its or any of its Subsidiaries’ stockholders has entered into any agreement with respect to its or any of its Subsidiaries’ voting of equity securities.

(p)                                 Compliance with Laws; Permits.  Neither it nor any of its Subsidiaries is in violation of the Sarbanes-Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market promulgated thereunder or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the issuance of any of the Securities, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner.  It and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)                                 Environmental and Safety Laws.  Neither it nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  Except as set forth on Schedule 12(q), no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by it or any of its Subsidiaries or, to its knowledge, by any other Person on any property owned, leased or used by it or any of its Subsidiaries.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

(i)                                     materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; and

(ii)                                  any petroleum products or nuclear materials.

(r)                                    Valid Offering.  Assuming the accuracy of the representations and warranties of Laurus contained in this Agreement, the offer and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(s)                                  Full Disclosure.  It and each of its Subsidiaries has provided Laurus with all information requested by Laurus in connection with Laurus’ decision to enter into this Agreement, including all information each Company and its Subsidiaries believe is reasonably necessary to make such investment decision.  Neither this Agreement, the Ancillary Agreements nor the exhibits and schedules hereto and thereto nor any other document delivered by it or any of its Subsidiaries to Laurus or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.  Any financial projections and other estimates provided to Laurus by it or any of its Subsidiaries were based on its and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which it or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

(t)                                    Insurance.  It and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which it believes are customary for companies similarly situated to it and its Subsidiaries in the same or similar business.

(u)                                 SEC Reports and Financial Statements.  Except as set forth on Schedule 12(u), it and each of its Subsidiaries has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act.  The Parent has furnished Laurus with copies of:  (i) its Annual Report on Form 10-KSB for its fiscal years ended December 31,  2004; and (ii) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2005 and June 30, 2005, and the Form 8-K filings which it has made during its fiscal year 2004 to date (collectively, the “SEC Reports”).  Except as set forth on Schedule 12(u), each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and cash flows of the Parent and its Subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such SEC Report.

(v)                                 Listing.  The Parent’s Common Stock is listed or quoted, as applicable, on the Principal Market and satisfies all requirements for the continuation of such listing or quotation, as applicable, and the Parent shall do all things necessary for the continuation of such listing or quotation, as applicable.  The Parent has not received any notice that its Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that its Common Stock does not meet all requirements for such listing or quotation, as applicable.

(w)                               No Integrated Offering.  Neither it, nor any of its Subsidiaries nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by it for purposes of the Securities Act which would prevent it from issuing the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will it or any of its Affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(x)                                   Stop Transfer.  The Securities are restricted securities as of the date of this Agreement.  Neither it nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

(y)                                 Dilution.  It specifically acknowledges that the Parent’s obligation to issue the shares of Common Stock upon conversion of the Notes and exercise of the Warrants is binding upon the Parent and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Parent.

(z)                                   Patriot Act.  It certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  It hereby acknowledges that Laurus seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, it hereby represents, warrants and covenants that:  (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to Laurus has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to Laurus, to the extent that they are within its or any such Subsidiary’s control shall cause Laurus to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act

of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  It shall promptly notify Laurus if any of these representations, warranties and covenants ceases to be true and accurate regarding it or any of its Subsidiaries.  It shall provide Laurus with any additional information regarding it and each Subsidiary thereof that Laurus deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  It understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties and covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, Laurus may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Laurus’ investment in it.  It further understands that Laurus may release confidential information about it and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Laurus, in its sole discretion, determines that it is in the best interests of Laurus in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

(aa)                            Company Name; Locations of Offices, Records and Collateral.  Schedule 12(aa) sets forth each Company’s name as it appears in official filings in the state of its organization, the type of entity of each Company, the organizational identification number issued by each Company’s state of organization or a statement that no such number has been issued, each Company’s state of organization, and the location of each Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule 12(aa), such locations have not changed during the preceding twelve months.  As of the Closing Date, during the prior five years, except as set forth in Schedule 12(aa), no Company has been known as or conducted business in any other name (including trade names).  Each Company has only one state of organization.

(bb)                          ERISA.  Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder:  (i) neither it nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) it and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither it nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither it nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither it nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

(cc)                            Working Capital Lender Loan Documents.  Laurus has received a complete and correct copy of each of the Working Capital Lender Loan Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.

13.                                 Covenants.  Each Company, as applicable, covenants and agrees with Laurus as follows:

(a)                                  Stop-Orders.  It shall advise Laurus, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Parent, or of the suspension of the qualification of the Common Stock of the Parent for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)                                 Listing.  It shall promptly secure the listing or quotation, as applicable, of the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants on the Principal Market upon which shares of Common Stock are listed or quoted, as applicable, (subject to official notice of issuance) and shall maintain such listing or quotation, as applicable, so long as any other shares of Common Stock shall be so listed or quoted, as applicable.  The Parent shall maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with the Parent’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.

(c)                                  Market Regulations.  It shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to Laurus and promptly provide copies thereof to Laurus.

(d)                                 Reporting Requirements.  It shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

(e)                                  Use of Funds.  It shall use the proceeds of the Loans for general working capital purposes only.

(f)                                    Access to Facilities.  Intentionally Omitted.

(g)                                 Taxes.  It shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon it and its Subsidiaries’ income, profits, property or business, as the case may be; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the Lien priority of Laurus in the Collateral, and (iii) if it and/or such Subsidiary, as applicable, shall have set aside on its and/or such Subsidiary’s books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that it shall, and shall cause each of its Subsidiaries to, pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(h)                                 Insurance.  It shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  Parent and each of its Subsidiaries shall maintain and pay insurance upon all Collateral wherever located and with respect to Parent’s and each of the Subsidiaries’ business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Laurus. Parent shall deliver the originals of such policies to Laurus with satisfactory lender loss payable endorsements, naming Laurus as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Laurus in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Laurus shall not be impaired or invalidated by any act or neglect of any Company, any Subsidiary of any Company or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Parent fails to provide and pay for such insurance (including, without limitation, the credit insurance), Laurus may, at its option, but shall not be required to, procure the same and charge Parent therefor. Parent agrees to deliver to Laurus, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.  It shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Laurus and not to any Company or any of its Subsidiaries and Laurus jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Company and/or any of its Subsidiaries and Laurus jointly, Laurus may endorse, as applicable, such Company’s and/or any of its Subsidiaries’ name thereon and do such other things as Laurus may deem advisable to reduce the same to cash.  Laurus is hereby authorized to adjust and compromise claims.  All loss recoveries received by Laurus upon any such insurance may be applied to the Obligations, in such order as Laurus in its sole discretion shall determine or shall otherwise be delivered to Company Agent for the benefit of the applicable Company and/or its Subsidiaries.  Any surplus shall be paid by Laurus to Company Agent for the benefit of the applicable Company and/or its Subsidiaries, or applied as may be otherwise required by law.  Any deficiency thereon shall be paid, as applicable, by Companies and their Subsidiaries to Laurus, on demand.

(i)                                     Intellectual Property.  It shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

(j)                                     Properties.  It shall, and shall cause each of its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and it shall, and shall cause each of its Subsidiaries to, at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(k)                                  Confidentiality.  It shall not, and shall not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of Laurus, unless expressly agreed to by Laurus or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, each

Company and its Subsidiaries may disclose Laurus’ identity and the terms of this Agreement to its current and prospective debt and equity financing sources.

(l)                                     Required Approvals.  It shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Laurus, (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than (1) each Company’s indebtedness to Laurus, (2) the indebtedness set forth on Schedule 13(l)(i) attached hereto and made a part hereof, (3) indebtedness to Working Capital Lender pursuant to the terms of the Working Capital Lender Loan Documents as in effect on the Closing Date, (4) indebtedness of any Subsidiary to any Company relating to loans permitted by clause (v)(z) below, (5) Purchase Money Indebtedness to the extent permitted under the terms of the Working Capital Lender Loan Agreement as in effect on the Closing Date; (ii) cancel any debt owing to it in excess of $50,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by it or its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its or its Subsidiaries’ Stock outstanding on the date hereof, or issue any preferred stock; (v) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except (w) travel advances, (x) loans to its and its Subsidiaries’ officers and employees not exceeding at any one time an aggregate of $10,000, (y) advances against commissions and other similar advances in the ordinary course of business, and (z) loans to its existing Subsidiaries so long as such Subsidiaries are designated as either a co-borrower hereunder or has entered into such guaranty and security documentation required by Laurus, including, without limitation, to grant to Laurus a perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations subject only to Permitted Liens; (vi) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Schedule 12(b) unless such new Subsidiary is a wholly-owned Subsidiary and is designated by Laurus as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation required by Laurus, including, without limitation, to grant to Laurus a perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations subject only to Permitted Liens; (vii) directly or indirectly, prepay any indebtedness (other than to Laurus and in the ordinary course of business), or repurchase, redeem, retire or otherwise acquire any indebtedness (other than to Laurus and in the ordinary course of business) except to make scheduled payments of principal and interest thereof; (viii) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it, unless (1) such Company is the surviving entity of such merger or consolidation, (2) no Event of Default shall exist immediately prior to and after giving effect to such merger or consolidation, (3) such Company shall have provided Laurus copies of all documentation relating to such merger or consolidation and (4) such Company shall have provided Laurus with at least thirty (30) days’ prior written notice of such merger or consolidation; (ix) materially change the nature of the business in which it is presently engaged; (x) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict its or any of its Subsidiaries’ right to perform the provisions of this Agreement or any of the Ancillary Agreements; (xi) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Laurus except as required by GAAP or in the tax reporting treatment or except as required by law; (xii) enter into any transaction with any employee, director or Affiliate, except in the ordinary course of business pursuant to the reasonable requirements of its or its Subsidiaries business which are fully disclosed to Laurus and that are no less favorable to it or its Subsidiaries than would be obtained on a comparable arms-length transaction with a Person not an Affiliate; (xiii) bill Accounts under any name except the present name of such Company; or (xiv) sell, lease, transfer or otherwise dispose of any of its properties or assets, or any of the properties or assets of its Subsidiaries, except for (1) the sale of Inventory in the ordinary course of business and (2) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Laurus’ security interest of at least the same priority as the Lien on the Equipment which was disposed of or are used to repay Loans or to pay general corporate expenses, or (y) following the occurrence of an Event of Default which continues to exist, the proceeds of which are remitted to Laurus to be held as cash collateral for the Obligations.

(m)                               Reissuance of Securities.  The Parent shall reissue certificates representing the Securities without the legends set forth in Section 39 below at such time as:

(i)                                     the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(ii)                                  upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.

The Parent agrees to cooperate with Laurus in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Parent and its counsel receive reasonably requested representations from Laurus and broker, if any.

(n)                                 Opinion.  On the Closing Date, it shall deliver to Laurus an opinion acceptable to Laurus from each Company’s legal counsel.  Each Company will provide, at the Companies’ joint and several expense, such other legal opinions in the future as are reasonably necessary for the conversion of the Notes and the exercise of the Warrants.

(o)                                 Legal Name, etc.  It shall not, without providing Laurus with 30 days prior written notice, change (i) its name as it appears in the official filings in the state of its organization, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its state of organization, (iv) its state of organization or (v) amend its certificate of incorporation, by-laws or other organizational document.

(p)                                 Compliance with Laws.  The operation of each of its and each of its Subsidiaries’ business is and shall continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety and environmental matters.

(q)                                 Notices.  It and each of its Subsidiaries shall promptly inform Laurus in writing of:  (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which could reasonably be expected to have singly or in the aggregate, a Material Adverse Effect; (ii) any change which has had, or could reasonably be expected to have, a Material Adverse Effect; (iii) any Event of Default or Default; and (iv) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or any such Subsidiary’s properties may be bound the breach of which would have a Material Adverse Effect.

(r)                                    Margin Stock.  It shall not permit any of the proceeds of the Loans made hereunder to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(s)                                  Offering Restrictions.  Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to its employees or directors, neither it nor any of its Subsidiaries shall, prior to the full repayment or conversion of the Notes (together with all accrued and unpaid interest and fees related thereto), (x) enter into any equity line of credit agreement or similar agreement or (y) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement).

(t)                                    Authorization and Reservation of Shares.  The Parent shall at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the conversion of the Notes and exercise of the Warrants.

(u)                                 Financing Right of First Refusal.

(i)                                     It hereby grants to Laurus a right of first refusal to provide any Additional Financing (as defined below) to be issued by any Company and/or any of its Subsidiaries (the “Additional Financing Parties”), subject to the following terms and conditions.  From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of the Additional Financing Parties (an “Additional Financing”), Company Agent shall notify Laurus of such Additional Financing.  In connection therewith, Company Agent shall submit a fully executed term sheet (a “Proposed Term Sheet”) to Laurus setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the Additional Financing Parties.  Laurus shall have the right, but not the obligation, to deliver to Company Agent its own proposed term sheet (the

“Laurus Term Sheet”) setting forth the terms and conditions upon which Laurus would be willing to provide such Additional Financing to the Additional Financing Parties.  The Laurus Term Sheet shall contain terms no less favorable to the Additional Financing Parties than those outlined in Proposed Term Sheet.  Laurus shall deliver to Company Agent the Laurus Term Sheet within ten Business Days of receipt of each such Proposed Term Sheet.  If the provisions of the Laurus Term Sheet are at least as favorable to the Additional Financing Parties as the provisions of the Proposed Term Sheet, the Additional Financing Parties shall use their reasonable best efforts to enter into and consummate the Additional Financing transaction outlined in the Laurus Term Sheet within ninety (90) days of the acceptance of the Laurus Term Sheet.

(ii)                                  It shall not, and shall not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any Person which limits the ability of Laurus to consummate an Additional Financing with it or any of its Subsidiaries.

(v)                                 Prohibition of Amendments to Working Capital Loan Documents.  It will not, without the prior written consent of Laurus, (i) amend, modify or in any way alter the terms of the Working Capital Loan Documents, except to the extent permitted by the terms of the Intercreditor Agreement or (ii) permit, at any time, the amount of Working Capital Lender Loans to exceed the Working Capital Lender Borrowing Base except to the extent permitted by the terms of the Intercreditor Agreement.

(w)                               Prohibition of Amendments to Subordinated Debt Documentation.  It shall not, without the prior written consent of Laurus, amend, modify or in any way alter the terms of any of the Subordinated Debt Documentation.

(x)                                   Prohibition of Grant of Collateral for Subordinated Debt Documentation.  It shall not, without the prior written consent of Laurus, grant or permit any of its Subsidiaries to grant to any Person any Collateral of such Company or any collateral of any of its Subsidiaries as security for any obligation arising under the Subordinated Debt Documentation.

(y)                                 Prohibitions of Payment Under Subordinated Debt Documentation.  Neither it nor any of its Subsidiaries shall, without the prior written consent of Laurus, make any payments in respect of the indebtedness evidenced by the Subordinated Debt Documentation, other than as expressly permitted by the terms of the applicable Subordination Agreement.

14.                                 Further Assurances.  At any time and from time to time, upon the written request of Laurus and at the sole expense of Companies, each Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Laurus may request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Laurus’ rights in the Collateral and under this Agreement or any Ancillary Agreement, and/or (c) to enable Laurus to exercise all or any of the rights and powers herein granted or any Ancillary Agreement.

15.                                 Representations, Warranties and Covenants of Laurus.  Laurus hereby represents, warrants and covenants to each Company as follows:

(a)                                  Requisite Power and Authority.  Laurus has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions.  All corporate action on Laurus’ part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements have been or will be effectively taken prior to the Closing Date.  Upon their execution and delivery, this Agreement and the Ancillary Agreements shall be valid and binding obligations of Laurus, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

(b)                                 Investment Representations.  Laurus understands that the Securities are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon Laurus’ representations contained in this Agreement, including, without limitation, that Laurus is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Laurus has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Notes to be issued to it under this Agreement and the Securities acquired by it upon the conversion of the Notes.

(c)                                  Laurus Bears Economic Risk.  Laurus has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Parent so that it is capable of evaluating the merits and risks of its investment in the Parent and has the capacity to protect its own interests.  Laurus must bear the economic risk of this investment until the Securities are sold pursuant to (i) an effective registration statement under the Securities Act, or (ii) an exemption from registration is available.

(d)                                 Investment for Own Account.  The Securities are being issued to Laurus for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

(e)                                  Laurus Can Protect Its Interest.  Laurus represents that by reason of its, or of its management’s, business and financial experience, Laurus has the capacity to evaluate the merits and risks of its investment in the Notes, and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement, and the Ancillary Agreements.  Further, Laurus is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Ancillary Agreements.

(f)                                    Accredited Investor.  Laurus represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(g)                                 Shorting.  Neither Laurus nor any of its Affiliates or investment partners has, will, or will cause any Person, to directly engage in “short sales” of the Parent’s Common Stock as long as any Minimum Borrowing Note shall be outstanding.

(h)                                 Patriot Act.  Laurus certifies that, to the best of Laurus’ knowledge, Laurus has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  Laurus seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, Laurus hereby represents, warrants and covenants that:  (i) none of the cash or property that Laurus will use to make the Loans has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no disbursement by Laurus to any Company to the extent within Laurus’ control, shall cause Laurus to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  Laurus shall promptly notify the Company Agent if any of these representations ceases to be true and accurate regarding Laurus.  Laurus agrees to provide the Company any additional information regarding Laurus that the Company deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  Laurus understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Laurus may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Laurus’ investment in the Parent.  Laurus further understands that the Parent may release information about Laurus and, if applicable, any underlying beneficial owners, to proper authorities if the Parent, in its sole discretion, determines that it is in the best interests of the Parent in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

(i)                                     Limitation on Acquisition of Common Stock.  Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement, or any document, instrument or agreement entered into in connection with any other transaction entered into by and between Laurus and any Company (and/or Subsidiaries or Affiliates of any Company), Laurus shall not acquire stock in the Parent (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Parent, or otherwise, and such options, warrants, conversion or other rights shall not be exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by any Company to Laurus not to qualify as portfolio interest, within the meaning of Section 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of Section 881(c)(3) of the Code, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”).  The Stock Acquisition Limitation shall automatically become null and void without any notice to any Company upon the earlier to occur of either (a) the Parent’s delivery to Laurus of a Notice of Redemption (as defined in the Notes) or (b) the existence of an Event of Default at a time when the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the immediately preceding five trading days is greater than or equal to 150% of the Fixed Conversion Price (as defined in the Notes).

16.                                 Power of Attorney.  Each Company hereby appoints Laurus, or any other Person whom Laurus may designate as such Company’s attorney, with power to:  (i) endorse such Company’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Laurus’ possession; (ii) sign such Company’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of Account and notices to or from Account Debtors; (iii) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (iv) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (v) on or after the occurrence and during the continuation of an Event of Default, notify the post office authorities to change the address for delivery of such Company’s mail to an address designated by Laurus, and to receive, open and dispose of all mail addressed to such Company.  Each Company hereby ratifies and approves all acts of the attorney.  Neither Laurus, nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable so long as Laurus has a security interest and until the Obligations have been fully satisfied.

17.                                 Term of Agreement.  Laurus’ agreement to make Loans and extend financial accommodations under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Term.  At Laurus’ election following the occurrence of an Event of Default and the expiration of any applicable grace periods, Laurus may terminate this Agreement.  The termination of the Agreement shall not affect any of Laurus’ rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been irrevocably disposed of, concluded or liquidated.  Notwithstanding the foregoing, Laurus shall release its security interests at any time after thirty (30) days notice upon irrevocable payment to it of all Obligations if each Company shall have (i) provided Laurus with an executed release of any and all claims which such Company may have or thereafter have under this Agreement and all Ancillary Agreements and (ii) paid to Laurus an early payment fee in an amount equal to (1) five percent (5%) of the Capital Availability Amount if such payment occurs prior to the first anniversary of the Closing Date, (2) four percent (4%) of the Capital Availability Amount if such payment occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date and (3) three percent (3%) of the Capital Availability Amount if such termination occurs thereafter during the Term; such fee being intended to compensate Laurus for its costs and expenses incurred in initially approving this Agreement or extending same. Such early payment fee shall be due and payable jointly and severally by the Companies to Laurus upon termination by acceleration of this Agreement by Laurus due to the occurrence and continuance of an Event of Default.

18.                                 Termination of Lien.  The Liens and rights granted to Laurus hereunder and any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that any Company’s account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been indefeasibly paid or performed in full after the termination of this Agreement.  Laurus shall not be required to send termination statements to any Company, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements shall have been terminated in accordance with their terms and all Obligations indefeasibly paid in full in immediately available funds.

19.                                 Events of Default.  The occurrence of any of the following shall constitute an “Event of Default”:

(a)                                  failure to make payment of any of the Obligations when required hereunder, and, in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due;

(b)                                 failure to perform under, and/or committing any breach of, in any material respect, this Agreement or any covenant contained herein, which failure or breach shall continue without remedy for a period of fifteen (15) days after the occurrence thereof;

(c)                                  any representation, warranty or statement made by any Company or any of its Subsidiaries hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should prove to be false or misleading in any material respect on the date as of which made or deemed made;

(d)                                 the occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation of any Company or any of its Subsidiaries (including, without limitation, the indebtedness evidenced by the Working Capital Lender Loan Documents or the Subordinated Debt Documentation) beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;

(e)                                  attachments or levies in excess of $250,000 in the aggregate are made upon any Company’s assets or a judgment is rendered against any Company’s property involving a liability of more than $250,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(f)                                    any change in any Company’s or any of its Subsidiary’s condition or affairs (financial or otherwise) which in Laurus’ reasonable, good faith opinion, could reasonably be expected to have a Material Adverse Effect;

(g)                                 any Lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien having the priority as in effect on the Closing Date;

(h)                                 any Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to without challenge within ten (10) days of the filing thereof, or failure to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(j)                                     any Company or any of its Subsidiaries directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of such Company or any interest therein, except as permitted herein;

(k)                                  any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of any Company (other than a “Person” or “group” that beneficially owns 35% or more of such outstanding voting equity interests of the respective Company on the date hereof or if such Person is a Current Owner) or (ii) the Board of Directors of the Parent shall cease to consist of a majority of the Parent’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment);

(l)                                     the indictment or conviction of any Company or any of its Subsidiaries or any executive officer of any Company or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceeding against any Company or any of its Subsidiaries or any executive officer of any Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Company or any of its Subsidiaries;

(m)                               an Event of Default shall occur under and as defined in any Note or in any other Ancillary Agreement;

(n)                                 any Company or any of its Subsidiaries shall breach any term or provision of any Ancillary Agreement to which it is a party, in any material respect which breach is not cured within any applicable cure or grace period provided in respect thereof (if any);

(o)                                 any Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under this Agreement or any Ancillary Agreement, or any proceeding shall be brought to challenge the validity, binding effect of any Ancillary Agreement or any Ancillary Agreement ceases to be a valid, binding and enforceable obligation of such Company or any of its Subsidiaries (to the extent such Persons are a party thereto);

(p)                                 an SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive Business Days or five (5) Business Days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Parent shall not have been able to cure such trading suspension within thirty (30) Business Days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) Business Days of such notice;

(q)                                 the Parent’s failure to deliver Common Stock to Laurus pursuant to and in the form required by the Notes and this Agreement, if such failure to deliver Common Stock shall not be cured within two (2) Business Days or any Company is required to issue a replacement Note to Laurus and such Company shall fail to deliver such replacement Note within seven (7) Business Days; or

(r)                                    any Company, or any of its Subsidiaries shall take or participate in any action which would be prohibited under the provisions of any of the Subordinated Debt Documentation or Working Capital Lender Loan Documents or make any payment on the indebtedness evidenced by the Subordinated Debt Documentation to a Person that was not entitled to receive such payments under the subordination provisions of applicable Subordinated Debt Documentation.

20.                                 Remedies.  Following the occurrence of an Event of Default, Laurus shall have the right to demand repayment in full of all Obligations, whether or not otherwise due.  Until all Obligations have been fully and indefeasibly satisfied, Laurus shall retain its Lien in all Collateral.  Laurus shall have, in addition to all other rights provided herein and in each Ancillary Agreement, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Laurus may be entitled, including the right to take immediate possession of the Collateral, to require each Company to assemble the Collateral, at Companies’ joint and several expense, and to make it available to Laurus at a place designated by Laurus which is reasonably convenient to both parties and to enter any of the premises of any Company or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of any Company, such Company agrees not to charge Laurus for storage thereof), and the right to apply for the appointment of a receiver for such Company’s property.  Further, Laurus may, at any time or times after the occurrence of an Event of Default, sell and deliver all Collateral held by or for Laurus at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Laurus, in Laurus’ sole discretion, deems advisable or Laurus may otherwise recover upon the Collateral in any commercially reasonable manner as Laurus, in its sole discretion, deems advisable.  The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Company Agent at Company Agent’s address as shown in Laurus’ records, at least ten (10) days before the time of the event of which notice is being given.  Laurus may be the purchaser at any sale, if it is public.  In connection with the exercise of the foregoing remedies, Laurus is granted permission to use all of each Company’s Intellectual Property.  The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Laurus elects) of all Obligations.  After the indefeasible payment and satisfaction in full of all of the Obligations, and after the payment by Laurus of any other amount required by any provision of law, including Section 9-608(a)(1) of the UCC (but only after Laurus has received what Laurus considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Company Agent (for the benefit of the applicable Companies) or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  The Companies shall remain jointly and severally liable to Laurus for any deficiency.

21.                                 Waivers.  To the full extent permitted by applicable law, each Company hereby waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Laurus on which such Company may in any way be liable, and hereby ratifies and confirms whatever Laurus may do in this regard; (b) all rights to notice and a hearing prior to Laurus’ taking possession or control of, or to Laurus’ replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Laurus to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.  Each Company acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

22.                                 Expenses.  The Companies shall jointly and severally pay all of Laurus’ out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement.  The Companies shall also jointly and severally pay all of Laurus’ reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Laurus’ obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Laurus’ security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Laurus by any Company or any of its Subsidiaries as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing.  The Companies shall also jointly and severally pay Laurus’ customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Laurus for any Company or any of its Subsidiaries at any Company’s or such Subsidiary’s request or in connection with any Company’s loan account with Laurus.  All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Companies to Laurus shall be payable on demand and shall be secured by the Collateral.  If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between any Company and/or any Subsidiary thereof, on the one hand, and Laurus on the other hand, which Laurus is or may be required to withhold or pay, the Companies hereby jointly and severally indemnifies and holds Laurus harmless in respect of such taxes, and the Companies will repay to Laurus the amount of any such taxes which shall be charged to the Companies’ account; and until the Companies shall furnish Laurus with indemnity therefor (or supply Laurus with evidence satisfactory to it that due provision for the payment thereof has been made), Laurus may hold without interest any balance standing to each Company’s credit and Laurus shall retain its Liens in any and all Collateral.

23.                                 Assignment By Laurus.  Laurus may assign any or all of the Obligations together with any or all of the security therefor to any Person and any such assignee shall succeed to all of Laurus’ rights with respect thereto; provided that Laurus shall not be permitted to effect any such assignment to a competitor of any Company unless an Event of Default has occurred and is continuing.  Upon such assignment, Laurus shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee.  Laurus may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Laurus and such holder, be entitled to the same benefits as Laurus with respect to any security for the Obligations in which such holder is a participant.  Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though such Company were directly indebted to such holder in the amount of such participation.

24.                                 No Waiver; Cumulative Remedies.  Failure by Laurus to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between or among any Company and Laurus or delay by Laurus in exercising the same, will not operate as a waiver; no waiver by Laurus will be effective unless it is in writing and then only to the extent specifically stated.  Laurus’ rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Laurus may have.

25.                                 Application of Payments.  Each Company irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received by Laurus from or on such Company’s behalf and each Company hereby irrevocably agrees that Laurus shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Laurus may deem advisable notwithstanding any entry by Laurus upon any of Laurus’ books and records.

26.                                 Indemnity.  Each Company hereby jointly and severally indemnify and hold Laurus, and its respective affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY COMPANY OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

27.                                 Revival.  The Companies further agree that to the extent any Company makes a payment or payments to Laurus, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

28.                                 Borrowing Agency Provisions.

(a)                                  Each Company hereby irrevocably designates Company Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company, and hereby authorizes Laurus to pay over or credit all loan proceeds hereunder in accordance with the request of Company Agent.

(b)                                 The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Companies and at their request.  Laurus shall not incur any liability to any Company as a result thereof.  To induce Laurus to do so and in consideration thereof, each Company hereby indemnifies Laurus and holds Laurus harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Laurus by any Person arising from or incurred by reason of the handling of the financing arrangements of the Companies as provided herein, reliance by Laurus on any request or instruction from Company Agent or any other action taken by Laurus with respect to this Paragraph 28.

(c)                                  All Obligations shall be joint and several, and the Companies shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted by Laurus to any Company, failure of Laurus to give any Company notice of borrowing or any other notice, any failure of Laurus to pursue to preserve its rights against any Company, the release by Laurus of any Collateral now or thereafter acquired from any Company, and such agreement by any Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Laurus to any Company or any Collateral for such Company’s Obligations or the lack thereof.

(d)                                 Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against the other or other Person directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

(e)                                  Each Company represents and warrants to Laurus that (i) Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of Companies are closely related to, and substantially benefit, the business and corporate activities of Companies, (iii) the financial and other operations of Companies are performed on a combined basis as if Companies constituted a consolidated corporate group, (iv) Companies will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Loan hereunder, in each case, whether or not such amount is used directly by any Company and (v) all requests for Loans hereunder by the Company Agent are for the exclusive and indivisible benefit of the Companies as though, for purposes of this Agreement, the Companies constituted a single entity although each Company is a separate legal entity.

29.                                 Notices.  Any notice or request hereunder may be given to any Company, Company Agent or Laurus at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail).  Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given three (3) Business Days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to Laurus:	Laurus Master Fund, Ltd.
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Fl.
New York, New York 10022
	Attention:	John E. Tucker, Esq.
	Telephone:	(212) 541-4434
	Telecopier:	(212) 541-5800

With a copy to:	Loeb & Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
	Attention:	Scott J. Giordano, Esq.
	Telephone:	(212) 407-4000
	Facsimile:	(212) 407-4990

If to any Company,
or Company Agent:	IWT Tesoro Corporation
191 Post Road West
Westport, Connecticut 06880
	Attention:	Henry J. Boucher, Jr., CEO
	Telephone:	(203) 221-2770
	Facsimile:	(203) 221-2797

With a copy to:	Rader and Coleman, P.L.
2101 N.W. Boca Raton Blvd., Suite 1
Boca Raton, Florida 33431
	Attention:	Gayle Coleman, Esq.
	Telephone:	(561) 368-0545
	Facsimile:	(561) 367-1725

or such other address as may be designated in writing hereafter in accordance with this Section 29 by such Person.

30.                                 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a)                                  THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)                                 EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND LAURUS, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT LAURUS AND EACH COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LAURUS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LAURUS.  EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY AGENT AT THE ADDRESS SET FORTH IN SECTION 29 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF COMPANY AGENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c)                                  THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LAURUS, AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

31.                                 Limitation of Liability.  Each Company acknowledges and understands that in order to assure repayment of the Obligations hereunder Laurus may be required to exercise any and all of Laurus’ rights and remedies hereunder and agrees that, except as limited by applicable law, neither Laurus nor any of Laurus’ agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

32.                                 Entire Understanding; Maximum Interest.  This Agreement and the Ancillary Agreements contain the entire understanding among each Company and Laurus as to the subject matter hereof and thereof and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by each Company’s and Laurus’ respective officers.  Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Nothing contained in this Agreement, any Ancillary Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Companies to Laurus and thus refunded to the Companies.

33.                                 Severability.  Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

34.                                 Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by Laurus and the closing of the transactions contemplated hereby to the extent provided therein.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Companies pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Companies hereunder solely as of the date of such certificate or instrument.  All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Ancillary Agreements and the making and repaying of the Obligations.

35.                                 Captions.  All captions are and shall be without substantive meaning or content of any kind whatsoever.

36.                                 Counterparts; Telecopier Signatures.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.  Any signature delivered by a party via telecopier transmission shall be deemed to be any original signature hereto.

37.                                 Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

38.                                 Publicity.  Each Company hereby authorizes Laurus to make appropriate announcements of the financial arrangement entered into by and among each Company and Laurus, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Laurus shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

39.                                 Joinder.  It is understood and agreed that any Person that desires to become a Company hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of this Agreement or any Ancillary Agreement, shall become a Company hereunder by (a) executing a Joinder Agreement in form and substance satisfactory to Laurus, (b) delivering supplements to such exhibits and annexes to this Agreement and the Ancillary Agreements as Laurus shall reasonably request and (c) taking all actions as specified in this Agreement as would have been taken by such Company had it been an original party to this Agreement, in each case with all documents required above to be delivered to Laurus and with all documents and actions required above to be taken to the reasonable satisfaction of Laurus.

40.                                 Legends.  The Securities shall bear legends as follows;

(a)                                  The Notes shall bear substantially the following legend:

“THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY

SATISFACTORY TO IWT TESORO CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)                                 Any shares of Common Stock issued pursuant to conversion of the Notes or exercise of the Warrants, shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IWT TESORO CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)                                  The Warrants shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IWT TESORO CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first written above.

IWT TESORO CORPORATION

By:
Name:
Title:

INTERNATIONAL WHOLESALE TILE, INC.

By:
Name:
Title:

LAURUS MASTER FUND, LTD.

By:
Name:
Title:

Annex A - Definitions

“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.

“Accountants” has the meaning given to such term in Section 11(a)

“Affiliate” means Person (other than a Subsidiary):  (a) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with a Person; or (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above; or (c) which beneficially owns or holds 5% or more of any class of the voting Stock of a Person; or (d) 5% or more of the voting Stock of which is beneficially owned or held by a Person or a Subsidiary of a Person.  For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Ancillary Agreements” means the Notes, the Warrants, the Registration Rights Agreements, each Guaranty, each Security Document and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company, any of its Subsidiaries or any other Person or delivered to Laurus, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between or among any Company and Laurus, as each of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Average Loan Amount” has the meaning given to such term in Section 5(b)(ii).

“Balance Sheet Date” has the meaning given such term in Section 12(f)(ii).

“Blocked Accounts” has the meaning given such term in Section 8(a).

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Borrowing Base” means at the date of determination thereof, the difference, if any, between (a) an amount equal to the sum of (i) 90% of the net amount of Eligible Accounts outstanding at such date; plus (ii) 95% of the insured net amount of Eligible Extended Term Accounts at such date; plus (iii) the sum of (1) the applicable Inventory Advance Rate of the value of Eligible Inventory consisting of floor tile, wall tile, marble and decorative tile; plus (2) the applicable Inventory Advance Rate of the value of Eligible Inventory consisting of trim; plus (3) the applicable Inventory Advance Rate of the value of Eligible Inventory consisting of

Listello; plus (4) the applicable Inventory Advance Rate of Intransit Inventory at such date, each calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis; provided, however, such sum shall not exceed the Inventory Maximum Percentage of the sum of the amounts set forth in (a)(i), (ii) and (iii) above and (b) the amount of Working Capital Lender Loans outstanding on such date.

“Borrowing Base Certificate” has the meaning given to such term in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Business Day” means a day on which Laurus is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“Capital Availability Amount” means $5,000,000.

“Charter” has the meaning given such term in Section 12(c)(iv).

“Closing Date” means the date on which any Company shall first receive proceeds of the initial Loans or the date hereof, if no Loan is made under the facility on the date hereof.

“Code” has the meaning given such term in Section 15(i).

“Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

(a)                                  all Inventory;

(b)                                 all Equipment;

(c)                                  all Goods;

(d)                                 all Fixtures;

(e)                                  all General Intangibles;

(f)                                    all Payment Intangibles;

(g)                                 all Software

(h)                                 all Accounts;

(i)                                     all Health Care Insurance Receivables;

(j)                                     all Deposit Accounts, other bank accounts and all funds on deposit therein;

(k)                                  all Investment Property;

(l)                                     all Stock except for the Stock of any Subsidiary in existence on the Closing Date;

(m)                               all Chattel Paper;

(n)                                 all Letter-of-Credit Rights;

(o)                                 all Instruments;

(p)                                 all Documents;

(q)                                 all Commercial Tort Claims set forth on Schedule 1(A);

(r)                                    all Books and Records;

(s)                                  all Intellectual Property;

(t)                                    all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

(u)                                 (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Laurus for the account of any Company (whether for safekeeping, custody, pledge, transmission or otherwise); and

(v)                                 all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including (i) insurance claims against third parties for loss of, damage to, or destruction of, the foregoing Collateral and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

“Common Stock” means the shares of stock representing the Parent’s common equity interests.

“Company Agent” means Parent

“Contract Rate” has the meaning given such term in the respective Note.

“Current Owner” means any of Henry J. Boucher, Jr., Paul Boucher, Forest Jordan or Grey Perna.

“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Disclosure Controls” has the meaning given such term in Section 12(f)(iv).

“Eligible Account” has the meaning given to such term in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Eligible Inventory” has the meaning given to such term in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Eligible Extended Term Account” has the meaning given to such term in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Eligible Subsidiary” means each Subsidiary of the Parent set forth on Exhibit A hereto, as the same may be updated from time to time with Laurus’ written consent.

“ERISA” has the meaning given such term in Section 12(bb).

“Event of Default” means the occurrence of any of the events set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” means the Parent’s filings under the Exchange Act made prior to the date of this Agreement.

“Financial Reporting Controls” has the meaning given such term in Section 12(f)(v).

“Formula Amount” has the meaning given such term in Section 2(a)(i).

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Person that executes a guaranty or a support, put or other similar agreement in favor of Laurus in connection with the transactions contemplated by this Agreement.

“Guaranty” means any agreement to perform all or any portion of the Obligations on behalf of any Company for the benefit of Laurus, together with all amendments, modifications and supplements thereto.

“Intellectual Property” means any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, Licenses, information and other proprietary rights and processes and all Goodwill associated therewith.

“Intercreditor Agreement” means the Senior Subordination Agreement among Laurus, Working Capital Lender, Company and each Guarantor.

“Intransit Inventory” has the meaning given to such term in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Inventory Advance Rate” means (i) as respect Eligible Inventory consisting of floor tile, wall tile, marble and decorative tile, 80%, as reduced by 2% per month commencing on October 1, 2005 and on the first day of each month thereafter to and including February 1, 2006, (ii) as respect Eligible Inventory consisting of trim, 60%, as reduced by 1% per month commencing on October 1, 2005 and on the first day of each month thereafter to and including February 1, 2006, (iii) as respect Eligible Inventory consisting of Listello, 50% as reduced by 1% per month commencing on October 1, 2005 and on the first day of each month thereafter to and including February 1, 2006 and (iv) as respect Intransit Inventory, 25%, as reduced by 2% per month commencing on October 1, 2005 and on the first day of each month thereafter to and including February 1, 2006.

“Inventory Maximum Percentage” means 80% as reduced by 2% per month commencing on October 1, 2005 and on the first day of each month thereafter to and including February 1, 2006.

“License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on common law, statute or contract.  The term “Lien shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.  For the purpose of this Agreement, the Companies shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loans” has the meaning given such term in Section 2(a)(i) and shall include all other extensions of credit hereunder and under any Ancillary Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of any Company or any of its Subsidiaries (taken individually and as a whole), (b) any Company’s or any of its Subsidiary’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Laurus’ rights and remedies under this Agreement and the Ancillary Agreements.

“Minimum Borrowing Amount” means $2,000,000.

“Minimum Borrowing Notes” means that certain Secured Convertible Minimum Borrowing Note dated as of the Closing Date made by the Companies in favor of Laurus evidencing $3,000,000 of the Loans made on the Closing Date and each other Secured Convertible Minimum Borrowing Note made by the Companies in favor of Laurus which evidences the Minimum Borrowing Amount, as each of the same may be amended, supplemented, restated and/or otherwise modified from time to time.

“NASD” has the meaning given such term in Section 13(b).

“Next Unissued Serialized Note” has the meaning given such term in Section 2(a)(i).

“Note Shares” has the meaning given such term in Section 12(a).

“Notes” means the Minimum Borrowing Notes and the Revolving Note made by Companies in favor of Laurus in connection with the transactions contemplated hereby, as each of the same may be amended, supplemented, restated and/or otherwise modified from time to time.

“Obligations” means all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by each Company and each of its Subsidiaries to Laurus (or any corporation that directly or indirectly controls or is controlled by or is under common control with Laurus) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company and/or each of its Subsidiaries to others which Laurus may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), charges or any other payments each Company and each of its Subsidiaries is required to make by law or otherwise arising under or as a result of this Agreement, the Ancillary Agreements or otherwise, together with all reasonable expenses and reasonable attorneys’ fees chargeable to the Companies’ or any of their Subsidiaries’ accounts or incurred by Laurus in connection therewith.

“Overadvance” has the meaning given to such term in Section 5(b)(iii).

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Companies and their Subsidiaries, as applicable, in conformity with GAAP; (c) Liens in favor of Laurus; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Companies and their Subsidiaries, as applicable, in conformity with GAAP; and which have no effect on the priority of Liens in favor of Laurus or the value of the assets in which Laurus has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement ; (f) Liens in favor of the Working Capital Lender; and (g) Liens specified on Schedule 2 hereto.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset (other than the Obligations), (b) any indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed asset for the purpose of financing all or part of the purchase price thereof, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the fixed asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Registration Rights Agreements” means that certain Minimum Borrowing Note Registration Rights Agreement dated as of the Closing Date by and between the Parent and Laurus and each other registration rights agreement by and between the Parent and Laurus, as each of the same may be amended, modified and supplemented from time to time.

“Revolving Note” means that certain Secured Revolving Note dated as of the Closing Date made by the Companies in favor of Laurus in the original principal amount of $5,000,000, as the same may be amended, supplemented, restated and/or otherwise modified from time to time.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning given such term in Section 12(u).

“Securities” means the Notes and the Warrants and the shares of Common Stock which may be issued pursuant to conversion of such Notes in whole or in part or exercise of such Warrants.

“Securities Act” has the meaning given such term in Section 12(r).

“Security Documents” means all security agreements, mortgages, cash collateral deposit letters, pledges and other agreements which are executed by any Company or any of its Subsidiaries in favor of Laurus.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Subordinated Debt Documentation” means any and all agreements, instruments or documents which now or at any time hereafter are executed and/or delivered by any Company or its Subsidiaries with or in favor of any subordinated lender which evidences the principal, interest and other amounts owed by any of its Subsidiaries to such subordinated lender.

“Subsidiary” means, with respect to any Person, (i) any other Person whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body of such other Person, are owned, directly or indirectly, by such Person or (ii) any other Person in which such Person owns, directly or indirectly, more than 50% of the equity interests at such time.

“Term” means the Closing Date through the close of business on the day immediately preceding the third anniversary of the Closing Date, subject to acceleration at the option of Laurus upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Transferable Amount” has the meaning given such term in Section 2(a)(i).

“UCC” means the Uniform Commercial Code as the same may, from time to time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Laurus’ Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Warrant Shares” has the meaning given such term in Section 12(a).

“Warrants” means that certain Common Stock Purchase Warrant dated as of the Closing Date made by the Parent in favor of Laurus and each other warrant made by the Parent in favor Laurus, as each of the same may be amended, restated, modified and/or supplemented from time to time.

“Working Capital Lender” means Fleet Capital Corporation, and, if at any time, the Working Capital Lender shall assign or syndicate all or any of the Working Capital Lender Loans, such term shall include such assignee or other such members of the syndicate.

“Working Capital Lender Borrowing Base” has the meaning given to the terms “Borrowing Base” in the Working Capital Lender Loan Agreement as in effect on the Closing Date.

“Working Capital Lender Loan Agreement” means the Amended and Restated Loan and Security Agreement dated as of December 31, 2004 among Working Capital Lender, Parent and Eligible Subsidiary.

“Working Capital Lender Loans” has the meaning given to the terms Loans (as such term is defined in the Working Capital Lender Loan Agreement).

“Working Capital Lender Loan Documents” means collectively, the Working Capital Lender Loan Agreement and all agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notice, security agreements, trust agreements and guarantees executed in connection with the Working Capital Lender Loan Agreement.

Exhibit A

Eligible Subsidiaries

International Wholesale Tile, Inc.